Exhibit (a)(1)

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BROADSTONE REAL ESTATE ACCESS FUND”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MAY, A.D. 2018, AT 2:31 O’CLOCK P.M.

/s/ Jeffrey w. Bullock
Jeffrey w. Bullock, Secretary of State

6902521 8100	Authentication: 202775458
SR# 20184403506	Date: 05-29-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this “Certificate”), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the trust is: Broads tone Real Estate Access Fund (the “Trust”).

2.	The business address of the registered office of the Trust and of the registered agent of the Trust is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Broadstone Real Estate Access Fund, has executed this Certificate on this 25th day of May, 2018

/s/ Christopher J. Czarnecki	State of Delaware
Christopher J. Czarnecki Sole Trustee	Secretary of State Division of Corporations Delivered 02:31 PM 05/25/2018 FILED 02:31PM 05/25/2018 SR 20184403506 - File Number 6902521